Sub-Item 77C

DREYFUS TREASURY & AGENCY CASH MANAGEMENT

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders of Dreyfus Treasury & Agency Cash Management (the “Fund”) was held on February 12, 2010 at 12:00 pm.  Out of a total of 15,681,182,185.469 shares (“Shares”) entitled to vote at the Meeting, a total of 7,607,389,801.659 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to February 12, 2010 at 5:00 pm, not having received the required vote of the holders.  The breakdown of the vote is as follows:

	Shares

	For	Against	Abstain

1. To approve the amending Fund’s policy regarding borrowing	6,073,025,026.749	1,257,337,512.950	277,027,261.960

2. To approve the Fund’s policy regarding lending	5,770,900,198.949	1,559,161,197.290	277,328,405.420

3. To permit investment in other investment companies	4,343,189,025.039	2,978,352,524.640	285,848,251.980

A Special Meeting of Shareholders of Dreyfus Treasury & Agency Cash Management (the “Fund”) was held on February 12, 2010 at 5:00 pm.  Out of a total of 15,681,182,185.469 shares (“Shares”) entitled to vote at the Meeting, a total of 7,735,059,488.209 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to February 14, 2010, not having received the required vote of the holders.  The breakdown of the vote is as follows:

	Shares

	For	Against	Abstain

1. To approve the amending Fund’s policy regarding borrowing	6,154,207,589.159	1,269,452,258.520	311,399,640.530

2. To approve the Fund’s policy regarding lending	5,852,082,761.359	1,571,275,942.860	311,700,783.990

3. To permit investment in other investment companies	4,411,673,735.929	3,003,165,121.730	320,220,630.550

A Special Meeting of Shareholders of Dreyfus Treasury & Agency Cash Management (the “Fund”) was held on February 14, 2010.  Out of a total of 15,681,182,185.469 shares (“Shares”) entitled to vote at the Meeting, a total of 8,038,551,460.369 shares were represented at the Meeting, in person or by proxy.  The breakdown of the vote is as follows:

	Shares

	For	Against	Abstain

1. To approve the amending Fund’s policy regarding borrowing	6,284,472,013.779	1,369,599,599.140	384,479,847.450

2. To approve the Fund’s policy regarding lending	5,982,347,185.979	1,671,423,283.480	384,780,990.910

Since the quorum was not present for this policy, the vote required by statute was not obtained for this fund:

3. To permit investment in other investment companies	4,641,943,664.169	3,003,306,958.730	393,300,837.470